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Exhibit 10.10

Coldwater Creek Inc.

Notice of Grant of Stock Unit

        Notice is hereby given of the grant of the following stock units (the "Stock Units") relating to shares of the Common Stock of Coldwater Creek Inc. (the "Corporation"):

        Grantee:    «FirstName»«LastName»

        Grant Date:    «GrantDate»

        Vesting Commencement Date:    «VestingCommDate»

        Number of Stock Units Covered by Grant:    «NumberOptionShares»

        You understand and agree that the Stock Units are granted subject to and in accordance with the terms of the Coldwater Creek Inc. 1996 Stock Option/Stock Issuance Plan, as amended (the "Plan") and the attached Stock Unit Agreement. You further agree to be bound by the terms of the Plan and the terms of the Stock Units as set forth in the attached Stock Unit Agreement.

        Date: «Date»

Coldwater Creek Inc.
By:
Title:	Chairman/CEO
Grantee
Address:

ATTACHMENT

        Stock Unit Agreement

This is not a stock certificate or a negotiable instrument.

COLDWATER CREEK INC.
1996 STOCK OPTION/STOCK ISSUANCE PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below ("Stock Units"). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.
Exercise Schedule	[To be determined]
Corporate Transaction or Change in Control	[To be determined]
Delivery of Stock Pursuant to Units
A certificate for the shares of Common Stock represented by your Stock Unit Agreement shall be delivered to you, or to your eligible beneficiary or your estate, on the date on which all of your Stock Units have vested; provided, that, if your Service terminates before the date all of your Stock Units have vested, you will instead be delivered a certificate for the vested portion of the shares of Common Stock represented by your Stock Unit Agreement.
Notwithstanding the preceding paragraph:
•
If you are a "key employee" within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and
•
If the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Common Stock in the open market or (ii) restricted from selling shares of Common Stock in the open market because you are not then eligible to sell under the Corporation's insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Common Stock due to a lock-up agreement or insider trading plan restriction.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Common Stock under this grant. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Corporation will have the right to: (i) require that you arrange such payments to the Corporation, (ii) withhold such amounts from other payments due to you from the Corporation or any Parent or Subsidiary, or (iii) cause an immediate forfeiture of shares of Common Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.
No Employment or Service Contract
This Agreement does not give you the right to be retained or employed by the Corporation (or any Parent or Subsidiary) in any capacity or for any period of time. The Corporation (and any Parent or Subsidiary) reserves the right to terminate your Service at any time and for any reason.
Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Common Stock relating to the Stock Units has been delivered to you.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.
Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Idaho, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
Consent to Electronic Delivery
The Corporation may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Corporation may deliver the Plan prospectus and the Corporation's annual report and proxy statement to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Corporation would be pleased to provide copies. Please contact Human Resources to request paper copies of these documents.
The Plan
The text of the Plan is incorporated in this Agreement by reference. This Agreement, the attached cover sheet and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement or the attached cover sheet should appear to be inconsistent with the terms of the Plan.

        By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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Coldwater Creek Inc. Notice of Grant of Stock Unit